January 3, 2024

Chris Metz
Via email

Dear Chris:

Solo Brands, Inc. (the “Company”) is pleased to extend an offer of employment to you for the position of Chief Executive Officer of the Company on the following terms and conditions:

1.    Role and Term. You will serve as our Chief Executive Officer, reporting directly to the Company’s Board of Directors (the “Board”) and have such duties, responsibilities and authorities as are commensurate with the role of a similarly-sized public company’s Chief Executive Officer. We would like your employment to start as soon as possible in 2024 on a mutually agreed upon date to be determined (the date employment with the Company commences is referred to herein as the “Start Date”).

2.    Base Salary. Your initial base salary will be at the annual rate of $850,000. Your base salary and all other compensation from the Company will be subject to legally-required withholdings and payable in accordance with the Company’s standard payroll practices. Your base salary will be reviewed annually commencing in 2025 by the Board or its Compensation Committee (the “Committee”) for increase (but not a decrease), with an increase of seven percent (7%) over the base salary in effect for the immediately preceding calendar year to be considered; provided, however, that no such consideration will be required (though the Board may consider such in its discretion) in the event that the Company’s revenue for the immediately preceding calendar year did not increase by 7% or more over the calendar year prior to such immediately preceding calendar year.

3.    Annual Cash Bonus. During your employment, you will be provided with an annual cash bonus opportunity equal to 100% of your base salary at the target level of achievement and 250% of your base salary at the maximum level of achievement. For purposes of your annual cash bonus, the target and maximum bonus opportunity in the preceding sentence shall reflect any increases in base salary effected from time to time pursuant to Section 2 hereof. Performance targets for the annual cash bonus will be determined annually by mutual agreement between you and the Board.

4.    Equity-Based Compensation. You will be granted the following equity-based awards pursuant to the Company’s 2021 Incentive Award Plan (or an inducement plan with substantially identical terms) and the forms of awards agreement thereunder:

(a)    Initial Restricted Stock Unit Award. On the Start Date, you will be granted an award of 198,000 restricted stock units (the “Initial RSUs”) with respect to the Company’s Class A Common Stock. These Initial RSUs will vest in 1/3rd annual increments on each of the first three anniversaries of the Start Date, subject to your continued employment on such dates; provided that in the event that your employment is terminated by the Company without Cause or you resign for Good Reason (as each is defined below), then an additional 1/3rd of the Initial RSUs shall vest (to the extent any portion of the Initial RSUs remains unvested).
(b)    Initial Performance Stock Unit Award. On the Start Date, you will be granted an award of 402,000 performance stock units (the “Initial PSUs”) with respect to the Company’s Class A Common Stock. These Initial PSUs will vest with respect to 1/3rd of the shares subject thereto on the attainment of each of the following 100-day average VWAP goals (as described below) with respect to the Company’s Class A Common Stock: $6.00, $6.25 and $6.50, in each case, provided that such goals are attained on or prior to the date that is within three years and six months of the Start Date (the “Cut-off Date”) and, in each case, subject to your continued employment on the attainment date or such attainment date occurring within 180 days of the termination of your employment without Cause or resignation for Good Reason (as each is defined below). If there is a Change in Control (as defined in the Company’s 2021 Incentive Award Plan as in effect on the date hereof) on or prior to the Cut-off Date, any unvested Initial PSUs will vest immediately prior to any such Change in Control if the VWAP goals are attained substituting the Deal Price (as described below) for the 100-day average VWAP; provided, however, if the Deal Price is greater than $6.00 but less than $6.25, or greater than $6.25 but less than $6.50, the number of shares that will vest shall be determined based on a linear interpolation. To the extent an average VWAP goal or Deal Price is not attained by the Cut-off Date, the applicable portion of these Initial PSUs will be forfeited on such date.

(c)    Special Performance Stock Unit Award. On the Start Date, you will also be granted an additional award of 400,000 performance stock units (the “Special PSUs”) with respect to the Company’s Class A Common Stock. These Special PSUs will vest with respect to all of the shares subject thereto on the attainment of a 100-day average VWAP goal of $7 (subject to your continued employment on the attainment date, unless the attainment date occurs within 180 days of the termination of your employment without Cause or resignation for Good Reason); provided that such VWAP goal is attained on or prior to the Cut-off Date. If there is a Change in Control on or prior to the Cut-off Date, any unvested Special PSUs will vest immediately prior to any such Change in Control if the VWAP goal is attained substituting the Deal Price for the 100-day average VWAP. To the extent the average VWAP goal or Deal Price described in this paragraph is not attained by the Cut-off Date, these Special PSUs will be forfeited on such date.
(d)    Determination of Average VWAP and Deal Price.
(i)    For purposes of the performance stock units described above, the attainment of the applicable 100 day average VWAP goal shall be determined by the Committee or its delegate using the arithmetic average of the daily VWAP of the Company’s Class A Common Stock for each of the 100 trading days immediately preceding (but not including) the date of determination. The daily VWAP shall be the volume weighted average price of the Class A Common Stock for the applicable trading day as reported on Bloomberg or a comparable recognized service.

(ii)    For purposes of the Initial PSUs and the Special PSUs, described above, “Deal Price” means the total present value of the amount of cash consideration and the present value of any non-cash consideration received or potentially receivable for a share of the Company’s Class A Common Stock by holders of shares in connection with a consummated Change in Control or, if no such consideration will be received for a share, the fair market value of a share on the day (or, if the shares are then publicly traded on an established national securities exchange or automated quotation system, the trading day) immediately prior to the Change in Control. The present value of any cash consideration and the present value of any non-cash consideration potentially receivable (including any consideration being held in escrow or subject to an earn-out or similar concept) will be
(e)    Additional Equity Awards.. Subject to your continued employment, you will be considered for additional equity or equity-based awards in each of 2025 and 2026, with any such awards to be made in January of the applicable year. The grant, terms and conditions of such awards shall be determined by the Board or the Committee in its discretion.

5.    Severance Protection. Your employment will be for an indefinite term. In the event of a termination of your employment described in Section 5(a) or 5(b), in addition to the severance benefits set forth in Section 4, you will be entitled to the severance benefits set forth in the applicable paragraph, subject to the terms thereof.

(a)    Non-Change in Control Termination. In the event of a termination of your employment by the Company without Cause (as defined below) or a resignation by you for Good Reason (as defined below) which is not described in Section 5(b), the Company will, in addition to the treatment of equity-based compensation in such circumstances set forth in Section 4 and subject to your timely execution of a customary release of claims, (a) continue to pay to you your then-current base salary for twelve (12) months following such termination (the “Severance Period”) in accordance with the Company’s standard payroll practices (subject to adjustment if necessary in order to comply with the requirements of Internal Revenue Code Section 409A), and (b) during the Severance Period, pay the premiums for any continued health and welfare coverage for you and your eligible dependents. Upon any such termination or resignation of employment described in the first sentence of this Section 5(a), you will also be entitled to receive (x) any annual bonus that was earned but not paid with respect to the calendar year prior to the date of termination and (y) to the extent earned based on actual performance, your annual bonus for the year of termination, pro-rated for the portion of the applicable fiscal year you worked prior to and including the date that your employment with the Company ended (which, for the avoidance of doubt, shall reflect any increases in base salary effected from time to time pursuant to Section 2 hereof), each payable at the same time these bonuses are otherwise payable to other Company “c-suite” executives. Additionally, upon any such termination or resignation of employment described in the first sentence of this Section 5(a), an additional portion of your unvested equity awards subject to vesting solely based upon duration of employment or service or the passage of time (if any) shall vest immediately as if you had continued your employment or service for an additional twelve (12) months following the date of such termination or resignation.

(b)    Change in Control Termination. In the event of a termination of your employment by the Company without Cause or by you for Good Reason during the period beginning six (6) months prior to a Change in Control through the date that is twenty four (24) months following a Change in Control, in addition to any applicable treatment of equity-based compensation in such circumstances set forth in Section 4(b) and 4(c) herein, but in lieu of the payments described in Section 5(a), the Company will pay to you, subject to your timely execution of a customary release of claims, (i) an amount equal to two times your then-current base salary, payable in equal installments over the twenty-four (24) months following such termination (the “CIC Severance Period”) in accordance with the Company’s standard payroll practices (subject to adjustment if necessary in order to comply with the requirements of Internal Revenue Code Section 409A), and (ii) during the CIC Severance Period, the premiums for any continued health and welfare coverage for you and your eligible dependents. Upon any such termination or resignation of employment described in the first sentence of this Section 5(b), you will also be entitled to receive (x) any annual bonus that was earned but not paid with respect to the calendar year prior to the date of termination, and (y) 200% of your then target bonus for the calendar year that includes the date your employment with the Company ended (which, for the avoidance of doubt, shall reflect any increases in base salary effected from time to time pursuant to Section 2 hereof), each payable at the same time these bonuses are otherwise payable to other Company “c-suite” executives. Additionally, upon any such termination or resignation of employment described in the first sentence of this Section 5(b), the unvested portion(s) (if any) of your equity awards subject to vesting solely based upon duration of employment or service or the passage of time (including, without limitation, the Initial RSUs) shall vest as of immediately prior to the qualifying termination of your employment within the twenty four (24) month period following such Change in Control (or upon such Change in Control in the event that the qualifying termination is followed within six (6) months by a Change in Control).

(c)    Cause. “Cause” means (i) your willful misconduct or gross negligence in the performance of the your duties to the Company or any of its direct or indirect subsidiaries or affiliates (collectively, the “Company Group”); (ii) your willful failure to perform your duties to the Company Group or to follow the lawful directives of the Board (other than as a result of death or disability); (iii) your conviction of, or pleading of guilty or nolo contendere to, a felony resulting in imprisonment, other than for a traffic violation;(iv) your commission of an act of moral turpitude (in the reasonable judgment of the Board), including, without limitation, your engaging in any act of sexual misconduct at or in connection with work, including without limitation sexual harassment or sexual relations with subordinates; (v) your willful failure to cooperate in any audit or investigation of the business or financial practices of the Company Group (other than as a result of death or disability); (vi) your commission of any act of theft, embezzlement, fraud, malfeasance, dishonesty or misappropriation of material assets of the Company Group; (vii) your (A) use of illegal drugs or (B) abuse of alcohol, in each case, that impairs your ability to perform your duties contemplated hereunder; (viii) your breach of the fiduciary duty of loyalty owed to the Company Group; or (ix) your material breach of this letter agreement, or any restrictive covenants (including non-competition and non- solicitation covenants) which you are bound by, or a material violation of the Company Group’s code of conduct; provided, that with respect to any Cause termination relying on the foregoing clauses (i), (ii), (v), (vii), (viii) or (ix) of this definition of “Cause”, Cause shall exist only (A) if such Cause event results in, or is likely to result in, material damage to the Company Group, taken as a whole and (B) if curable, the Company provides you with at least thirty (30) days’ written notice of the Company’s intention to terminate your employment with the Company for Cause, such notice to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Cause is based, and such termination shall be effective at the expiration of such thirty (30) day notice period unless you have materially cured such act or acts or failure or failures to act that give rise to Cause during such period.

(d)    Good Reason. For purposes of this letter agreement, “Good Reason” means that one or more of the following has occurred without your prior written consent: (i) a material diminution in the nature or scope of your responsibilities, duties or authority as set forth in this letter (including any change in your reporting structure such that you are no longer only reporting directly to the Board); (ii) the Company’s material breach of this letter agreement or any agreement referenced or contemplated herein; (iii) the Company’s requiring that you relocate from your primary work location to be a location that is more than twenty-five (25) miles from either your residence in Florida or Montana; or (iv) any reduction in your base salary (as adjusted) or target bonus; provided that, in any such case, you provide written notice to the Company of the event giving rise to such claim of Good Reason within thirty (30) days after you learn of the occurrence of such event and such Good Reason event remains uncured thirty (30) days after you have provided such written notice; provided, further, that any resignation of the your employment for “Good Reason” occurs no later than sixty (60) days following the expiration of such cure period.

6.    Employee Benefits; Employment Matters; Company Policies. You will be eligible to participate in the Company’s employee benefits programs (including paid time off and expense reimbursement) at the same level as similarly situated executives, subject to the terms and conditions of the applicable plans and policies as in effect from time to time. Without limitation of the foregoing, you shall be eligible to receive a Company matching contribution under the Company’s 401(k) retirement plan, subject to the terms of the plan as in effect from time to time. Your employment with the Company will be at-will and either you or the Company may terminate the relationship at any time with or without Cause. You represent that there are no contractual or other legal restrictions on your ability to accept this offer and, as of the Start Date, fully perform your duties on behalf of the Company. If you accept this offer, you will be expected to comply with the Company’s employment policies and guidelines, as in effect and provided to you from time to time. Incentive compensation paid or provided to you in connection with your employment will be subject to the Company’s “clawback” policy as in effect from time to time. Please also note that this offer is contingent on compliance with Federal I-9 requirements and satisfactory completion of a background check by an outside agency engaged by the Company.

7.    Employment Location; Travel. Subject to reasonable, customary travel in connection with the performance of your duties, you may continue to reside in Florida and/or Montana and those locations may be your primary work locations. All travel in connection with your job duties (including, without limitation, travel to or from either residence described above involved in such travel) shall be provided (x) in first class or equivalent (or business, if first class is not available) and (y) to the extent provided or arranged for by you, considered a reimbursable business expense (subject to the standards of travel set forth in clause (x)). Alternatively, at your election, you will be eligible for our customary executive relocation benefits in connection with any election of the relocation of your residence to the Dallas, Texas metropolitan area. Further information on relocation benefits will be prior to the Start Date. During your employment, the Company will provide you with a corporate apartment in the Dallas, Texas metropolitan area prior to any such relocation of your residence at your election.

8.    Board Service: Other Activities. During the term of your employment, in addition to performing the role of Chief Executive Officer, you will serve as a member of the Board. You shall devote your full professional time and attention to the business and affairs of the Company to discharge the responsibilities of Chief Executive Officer, provided that, notwithstanding the foregoing, you shall be permitted, without any approval, to serve on civil or charitable boards or committees and to manage personal and family investments, in each case, so long as such activities do not (x) interfere with the performance of your responsibilities to the Company or (y) violate Company policies with respect to conflicts of interest. The Board hereby consents to your current service on the board of directors of

Central Garden & Pet Company, though prior Board approval is required to serve on any corporate board on which you do not currently serve.

9.    Indemnification. The Company shall indemnify and hold you harmless (including advancement of expenses) to the fullest extent permitted by law, and shall cover you (as a named insured) under any insurance policy the Company maintains for the errors and omissions of its directors and officers, in connection with your service as an officer and director of the Company and at coverage levels consistent with levels provided to and expenses covered for all other directors and officers of the Company. You and the Company will promptly enter into an indemnification agreement in substantially the same form provided to other similarly situated officers and directors of the Company which provides for indemnification of you in connection with any claims against you in your capacity as a director or officer of the Company. indemnification and coverage shall survive termination of your employment.

10.    Legal Fee Reimbursement. The Company shall pay to you, or reimburse you for, the reasonable and properly documented, out-of-pocket legal fees and related expenses for your counsel incurred in the negotiation and execution of each of (x) this letter agreement, (y) any other agreement described in this letter agreement, and (z) all other ancillary agreements, in each case, within thirty (30) days of receipt of written request for payment or reimbursement.

11.    Miscellaneous. This letter constitutes the entire agreement between you and the Company with respect to the terms of your employment and supersedes all prior oral or written offers, agreements or understandings between you and the Company. This letter agreement will become null and void in the event that you do not commence employment on the Start Date. This letter will be governed by and construed and enforced in accordance with the laws of the State of Texas without giving effect to the conflict of law principles thereof. This letter may be executed in several counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same agreement. For purposes of Internal Revenue Code Section 409A, your right to receive any installment payments pursuant to this letter agreement will be treated as a right to receive a series of separate and distinct payments.

[signature page follows]

Please sign below to confirm your acceptance of the terms of this offer. We are delighted at the prospect of working with you.
Sincerely,

SOLO BRANDS, INC.

By: /s/ Kent Christensen 1/4/2024

Name: Kent Christensen
Title: General Counsel

Agreed and Accepted:

By: /s/ Chris Metz

Chris Metz

Date:1/3/2024

51233379.14
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